EXHIBIT 99.1

CONTACTS:
Christopher Payan
Chief Executive Officer
(516) 390-2134

Investor Relations: Leigh Parrish/Rachel Albert
Media Relations: Melissa Merrill
Financial Dynamics
212-850-5600

FOR IMMEDIATE RELEASE

EMERGING VISION REPORTS FIRST QUARTER RESULTS

Garden City, NY, May 17, 2006 – Emerging Vision, Inc. (OTCBB – ISEE.OB) today announced financial results for its first quarter ended March 31, 2006.

Total net revenue for the quarter was $3.9 million compared to $3.7 million in the prior year. The 4.0% increase was primarily due to a better product mix in Company-owned stores as well as the promotion of a new advertising campaign. Comparable same store sales for Company-owned stores increased 24.1%, or $181,000, over the comparable period last year. The Company’s franchised stores recorded a same store sales increase of 4.9% from the comparable quarter in prior year. These increases were slightly offset by a 3.6% decrease in membership fee income generated by the Company’s wholly-owned subsidiary, VisionCare of California.

Selling, general and administrative expenses totaled $3.1 million in the first quarter compared to $3.0 million in the same period last year. As a percent of sales, SG&A decreased 60 basis points to 80.9% versus 81.5% in 2005. Greater emphasis on overhead expense controls primarily attributed to the decrease in SG&A as a percent of sales, despite the Company incurring increased professional fees in the quarter relating to proactive litigation to enforce franchise agreements.

EBITDA totaled $761,000 for the first quarter compared to $536,000 last year. Net income increased to $2.0 million, or $0.02 per diluted share, compared to net income of $447,000, or breakeven per diluted share, in the comparable quarter last year. The first quarter of fiscal 2006 included a non-cash charge of $40,000 for compensation expense related to prior stock option grants (prior year’s stock compensation expense was $36,000). The increase in net income was primarily attributed to the Company reducing the allowance on, and thus recognizing, a portion of its deferred tax asset in an amount of $1.3 million, which resulted in a corresponding income tax benefit of $1.3 million.

Christopher Payan, Chief Executive Officer of Emerging Vision, commented, “We are pleased with the solid results we generated in the first quarter.  As anticipated, we began to benefit from the various investments we made in the Company in 2005.  Specifically, we saw significant traction in our franchise productivity initiatives.  In addition to better monitoring of our franchisees’ operations, we continued our efforts to enforce our franchise agreements, from a legal perspective, when deemed necessary.  Our persistence resulted in the resolution of certain settlements in our favor during the first and second quarters. We continue to be focused on making important investments in the Company that will support and enhance our future growth, and are encouraged by the results we have generated to-date.  Based on our consistent record of profitability, as well as our expectations of profitability going forward, the Company is now able to recognize valuable tax assets that it was previously unable to. We are encouraged with our progress and believe that we are well positioned for long-term growth in the future.”

About Emerging Vision

Emerging Vision, Inc. is a leading provider of eye care products and services and currently operates one of the largest franchised optical chains in the United States. Principally under the Sterling Optical and Site for Sore Eyes brands, the Company has 157 franchised and Company-owned stores located across 15 states, the District of Columbia, Canada and the U.S. Virgin Islands. Most of the Company's stores offer prescription and non-prescription eyeglasses, eyeglass frames, ophthalmic lenses, contact lenses, sunglasses, and a range of ancillary items. The Company also operates VisionCare of California (d/b/a Sterling VisionCare), a specialized health care maintenance organization that employs licensed optometrists to provide services for stores located in California. For more information, visit Emerging Vision's website at www.emergingvision.com.

Certain statements made in this news release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors are discussed in detail in Item-1A of Form 10-K for the fiscal year ended December 31, 2005.  Given these uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements.  We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements contained in the Annual Report on Form 10-K or this news release except as required by law.